Exhibit 4.78

Financial Support Agreement

This Financial Support Agreement (hereinafter referred to as the “Agreement”) is made and entered into by and among the following parties on December 22, 2015 in Shenzhen, the People’s Republic of China (hereinafter referred to as the “PRC”):

500.COM LIMITED (hereinafter referred to as “500.COM”), a company incorporated and existing under the laws of Cayman Islands, with its address at PO BOX 309, Ugland House, Grand Cayman, KYI-1104, Cayman Island;

E-Sun Sky Computer (Shenzhen) Co., Ltd. (hereinafter referred to as “E-sun Sky Computer”), a wholly foreign owned company incorporated and existing under the PRC laws, with its address at Room 3-A, Complex Building (including affiliated equipment room), Shenxianling Sports Center, Central City, Longgang District, Shenzhen;

ZHANG Han, a Chinese citizen with ID Card number of 422802198708030014; and

ZHANG Jing, a Chinese citizen with ID Card number of 422802198106210042.

WHEREAS

ZHANG Han and ZHANG Jing are shareholders of Shenzhen Tongfu Technology Co., Ltd. (a limited liability company incorporated and existing under the PRC laws, with its address at No. A1702H, Building A, Union Square, Binhe Road, Futian Street, Futian District, Shenzhen, hereinafter referred to as “Tongfu Technology”);

E-sun Sky Computer is a wholly owned subsidiary of 500.COM in the PRC;

The Parties hereby confirm the finance and other matters of Tongfu Technology as follows:

500.COM confirms and undertakes that, from the date of this Agreement (hereinafter referred to as the “Effective Date”), when needed by Tongfu Technology, 500.COM agrees to unconditionally provide financial support (hereinafter referred to as “Financial Support”) to ZHANG Han and ZHANG Jing by itself or through E-sun Sky Computer in the way permitted by PRC laws and regulations. ZHANG Han and ZHANG Jing agree to accept such Financial Support in the way permitted by PRC laws and regulations, and undertake to unconditionally use such Financial Support they receive to fund Tongfu Technology so as to support the operation and development of Tongfu Technology.

To the extent permitted by PRC laws and regulations and other applicable laws, at the request of Tongfu Technology, 500.COM agrees to instruct ZHANG Han and ZHANG Jing to release Tongfu Technology from the obligation of repayment of such Financial Support; if ZHANG Han and ZHANG Jing release Tongfu Technology from the obligation of repayment of the Financial Support under the instruction of 500.COM, then 500.COM agrees to release ZHANG Han and ZHANG Jing from the obligation of repayment of the Financial Support correspondingly by itself or instructing E-sun Sky Computer to do so.

Where 500.COM provides financial support to Tongfu Technology by itself or through E-sun Sky Computer, the specific provisions shall be otherwise negotiated and solved by the Parties hereto.

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[This is the signature page of the Financial Support Agreement.]

IN WITNESS WHEREOF, this Agreement has been executed by the Parties on the date first written above.

500.COM Limited

By: /s/ Pan Zhengming

Name: Pan Zhengming

Title: CEO

E-Sun Sky Computer (Shenzhen) Co., Ltd.

By: /s/ Yu Bo

Name: Yu Bo

Title: Legal Representative

ZHANG Han

By: /s/ Zhang Han

ZHANG Jing

By: /s/ Zhang Jing